EXHIBIT 99.1

Texas Industries Names Mr. Tom Ransdell as Its Chairman of the Board

DALLAS, June 18, 2013 (GLOBE NEWSWIRE) -- Texas Industries, Inc. (NYSE:TXI) announced today that its Board of Directors has named Mr. Tom Ransdell as its Chairman of the Board effective June 18, 2013. Mr. Ransdell has been an independent director of TXI since 2005, and has many years of experience in the construction materials industry.

Mr. Ransdell now fills the position of Chairman created by the untimely death of Mr. Bob Rogers on June 11, 2013.

Mr. Rogers was the son of the founder of TXI, Mr. Ralph Rogers, and was CEO of the company from 1970 until 2004 when he retired. From 2004 until June 11, 2013 he served as Chairman of the Board of TXI. His vision and leadership over that period of time resulted in TXI being a preeminent supplier of construction materials, respected by its customers, vendors and peers. His foresight to encourage and nurture innovation, creativity and employee empowerment laid a strong foundation that will allow the company and its shareholders to continue to grow and prosper.

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on our business, the cyclical and seasonal nature of our business, the level of construction activity in our markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, unexpected operational difficulties, changes in the cost of raw materials, fuel and energy, changes in the cost or availability of transportation, changes in interest rates, the timing and amount of federal, state and local funding for infrastructure, delays in announced capacity expansions, ongoing volatility and uncertainty in the capital or credit markets, the impact of environmental laws, regulations and claims and changes in governmental and public policy, and the risks and uncertainties described in our reports on Forms 10-K, 10-Q and 8-K. Forward-looking statements speak only as of the date hereof, and we assume no obligation to publicly update such statements.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregate, ready-mix concrete and concrete products.

CONTACT: David S. Perkins
         Vice President - Environmental, Government and Public Affairs
         Direct 972.647.3911 E-mail dperkins@txi.com